Q77(h) (Change in Control)
Virtus Dynamic AlphaSector Fund (Series 7):
First Clearing LLC ("First Clearing"), on behalf of its customers, ceased having control on or about October 1, 2013. As of the end of the period, First Clearing owned
16.89% of the shares (as measured in assets).

Virtus International Equity Fund (Series 28):
Charles Schwab & Co., Inc. ("Schwab"), on behalf of its customers, acquired control on or about January 2, 2013. As of the end of the period, Schwab owned 25.24% of the shares (as measured in assets).
CORRECTION TO PRIOR FILING: Ownership previously reported for Wells Fargo Bank, N.A. ("Wells Fargo"), on behalf of its customers, was in error. Wells Fargo's account is for the benefit of a shareholder already reported as a control person and no change occurred in the prior period or this period.
Virtus Herzfeld Fund (Series 36):
Virtus Partners, Inc. ("Virtus") ceased having control on or about March 27, 2013. As of the end of the period, Virtus owned 24.47% of the shares (as measured in assets).
Virtus Disciplined Equity Style Fund (Series 38):
Virtus acquired control on December 18, 2012 (inception of the fund). As of the end of the period, Virtus owned 94.03% of the shares (as measured in assets).
Virtus Disciplined Select Bond Fund (Series 39):
Virtus acquired control on December 18, 2012 (inception of the fund). As of the end of the period, Virtus owned 95.23% of the shares (as measured in assets).
Virtus Disciplined Select Country Fund (Series 40):
Virtus acquired control on December 18, 2012 (inception of the fund). As of the end of the period, Virtus owned 95.38% of the shares (as measured in assets).